EXHIBIT 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Net Income of $62.7 Million For First Quarter of 2007

MIDDLETOWN, OH, April 24, 2007 – AK Steel (NYSE: AKS) today reported net income of $62.7 million, or $0.56 per diluted share of common stock, for the first quarter of 2007, compared to net income of $6.2 million, or $0.06 per diluted share for the first quarter of 2006.

Net sales in the first quarter of 2007 were a record $1,719.9 million on shipments of 1,596,200 tons, compared to $1,435.9 million on shipments of 1,526,800 tons for the year-ago quarter. The company said its average selling price for the first quarter of 2007 was a record $1,078 per ton, a 15% increase over the $940 per-ton mark set in the first quarter of 2006, and about 4% higher than the $1,041 per-ton level reached in the fourth quarter of 2006. The increase in selling prices resulted from higher contract and spot market pricing coupled with increased raw material surcharges, primarily scrap and nickel. Nickel is a key raw material commodity in stainless steel products, and has risen in price nearly 50% in 2007.

First-quarter 2007 operating profit was $120.0 million, or $75 per ton, a four-fold increase from the $29.4 million, or $19 per ton, the company generated in the first quarter of 2006. The year-over-year operating profit improvement was primarily the result of higher shipments and selling prices, lower total employment costs and lower operating and maintenance costs at the company’s Middletown Works. Operating profit for the 2007 first-quarter was impacted by a pre-tax, non-cash pension curtailment charge of $15.1 million related to a new labor agreement for the company’s Mansfield (OH) Works, along with higher raw material costs and associated higher LIFO charges.

Excluding the pension curtailment charge, operating profit in the 2007 first-quarter was $135.1 million, or $85 per ton, among the best-ever quarterly performances for the company. The following schedule reflects the reconciliation of the Non-GAAP quarterly financial measures discussed within this news release:

	Three Months Ended March 31,
(Dollars in millions)	2007	2006
Reconciliation to operating profit
Adjusted operating profit (excluding item below)	$135.1	$29.4
Pension curtailment charge	(15.1)	—

Operating profit	$120.0	$29.4

Reconciliation to operating profit per ton
Adjusted operating profit per ton (excluding item below)	$85	$19
Pension curtailment charge	(10)	—

Operating profit per ton	$75	$19

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“True to our approach for all of 2007, in the first quarter, AK Steel ‘put the pedal to the metal’ with record performances in safety, quality, productivity and revenues,” said James L. Wainscott, chairman, president and CEO of AK Steel. “We are beginning to experience the very positive effects of a strong market and new labor agreements at all of our plants, as well as our relentless cost and debt reduction initiatives, and we’re taking that momentum into the second quarter.”

Second-Quarter 2007 Outlook

AK Steel said it expects shipments in the second quarter of 2007 to be approximately 1,650,000 tons, reflecting an increase over first-quarter levels of approximately 3%. The company anticipates that its second-quarter 2007 average per-ton selling prices will be 2% to 3% higher compared to the first quarter of 2007. The company will also incur a non-cash, pre-tax pension curtailment charge of $24.7 million in the second quarter related to the new labor agreement covering union employees at the company’s Middletown Works.

Overall, the higher sequential shipments, coupled with higher average selling prices, are likely to result again in record quarterly revenues, and an operating profit between $80 and $85 per ton.

Safe Harbor Statement

The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel’s Annual Report on Form 10K for the year ended December 31, 2006. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel

AK Steel produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for customers in the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Steel Holding Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended March 31,
	2007	2006
Shipments (000 tons)	1,596.2	1,526.8
Selling price per ton	$1,078	$940

Net sales	$1,719.9	$1,435.9

Cost of products sold	1,480.9	1,304.3
Selling and administrative expenses	54.1	52.1
Depreciation	49.8	50.1
Pension curtailment charge	15.1	—

Total operating costs	1,599.9	1,406.5

Operating profit	120.0	29.4

Interest expense	24.6	22.0
Other income	4.1	4.0

Income before income taxes	99.5	11.4

Income tax provision due to state tax law changes	—	1.5
Income tax provision	36.8	3.7

Net income	$62.7	$6.2

Basic earnings per share:
Net income	$0.57	$0.06

Diluted earnings per share:
Net income	$0.56	$0.06

Weighted average shares outstanding:
Basic	110.4	109.8
Diluted	111.3	110.3

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AK Steel Holding Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	March 31, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$290.1	$519.4
Accounts and notes receivables, net	720.5	696.8
Inventories, net	816.4	857.6
Other current assets	461.1	473.7

Total Current Assets	2,288.1	2,547.5

Property, plant and equipment	5,036.1	5,021.5
Accumulated depreciation	(2,937.8)	(2,888.1)

Property, plant and equipment, net	2,098.3	2,133.4
Other	826.1	836.7

Total Assets	$5,212.5	$5,517.6

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$485.7	$567.1
Other accruals	187.2	207.4
Current portion of long term debt	0.1	—
Pension & other postretirement benefit obligations	157.0	157.0

Total Current Liabilities	830.0	931.5

Long-term debt	890.2	1,115.2
Pension & other postretirement benefit obligations	2,849.4	2,927.6
Other liabilities	164.0	126.3

Total Liabilities	4,733.6	5,100.6

Shareholders' Equity
Common stock - 2007; authorized 200,000,000 shares of $0.01 par value each; 119,840,009 shares issued; 110,060,464 shares outstanding	1.2	1.2
Additional paid-in capital	1,850.8	1,841.4
Treasury stock - 2007; 8,779,545 shares at cost	(125.8)	(124.4)
Accumulated deficit	(1,233.5)	(1,296.1)
Accumulated other comprehensive loss	(13.8)	(5.1)

Total Shareholders' Equity	478.9	417.0

Total Liabilities and Shareholders' Equity	$5,212.5	$5,517.6

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AK Steel Holding Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2007	2006
Cash Flow From Operating Activities:
Net income	$62.7	$6.2
Depreciation	49.8	50.1
Amortization	6.9	2.3
Deferred taxes	19.0	4.9
Contributions to the pension trust	(75.0)	—
Pension and other postretirement benefit expense in excess of (less than) payments	(18.3)	5.8
Pension curtailment charge	15.1	—
Working capital	(70.8)	(89.1)
Other	6.0	3.8

Net Cash Flow From Operating Activities	(4.6)	(16.0)

Cash Flow From Investing Activities:
Capital investments	(15.4)	(19.7)
Investments - net	12.6	(12.3)
Proceeds from draw on restricted funds for emission control expenditures	0.3	3.6
Other	0.6	(0.1)

Net Cash Flow From Investing Activities	(1.9)	(28.5)

Cash Flow From Financing Activities:
Principal payments on long-term debt	(225.0)	—
Fees related to new credit facility	(2.6)	—
Proceeds from exercise of stock options	3.5	0.2
Purchase of treasury stock	(1.4)	(0.6)
Excess tax benefits from stock-based compensation	2.9	—
Other	(0.2)	0.5

Net Cash Flow From Financing Activities	(222.8)	0.1

Net Decrease in Cash	(229.3)	(44.4)

Cash and Cash Equivalents, Beginning	519.4	519.6

Cash and Cash Equivalents, Ending	$290.1	$475.2

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AK Steel Holding Corporation

(Unaudited)

Steel Shipments

	Three Months Ended March 31,
	2007	2006
Tons Shipped by Product (000's)
Stainless/Electrical	276.0	268.8
Coated	667.5	752.1
Cold Rolled	309.3	283.3
Tubular	39.9	46.4

Subtotal value-added shipments	1,292.7	1,350.6

Hot Rolled	235.0	122.9
Secondary	68.5	53.3

Subtotal non value-added shipments	303.5	176.2

Total Shipments	1,596.2	1,526.8

Shipments by Product (%)
Stainless/Electrical	17.3%	17.6%
Coated	41.8%	49.3%
Cold Rolled	19.4%	18.6%
Tubular	2.5%	3.0%

Subtotal value-added shipments	81.0%	88.5%

Hot Rolled	14.7%	8.0%
Secondary	4.3%	3.5%

Subtotal non value-added shipments	19.0%	11.5%

Total Shipments	100.0%	100.0%

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